Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

CMH MANUFACTURING, INC., as the Purchaser,

FLEETWOOD ENTERPRISES, INC., as ParentCo and a Seller

and

FLEETWOOD HOMES OF TEXAS, L.P., as a Seller

Dated as of May 22, 2009

i

ii

		Page

8.6	Amendments	27
8.7	Waiver	27
8.8	Governing Law	27
8.9	Binding Effect; Assignment	27
8.10	Interpretation; Headings	27
8.11	Severability of Provisions	27
8.12	Counterparts	28
8.13	No Third Party Beneficiaries	28

SCHEDULES

Schedule 1.1(a)	[Intentionally Omitted]
Schedule 1.1(b)	Transferred Real Property
Schedule 1.1(c)	Transferred IP
Schedule 1.1(g)	Transferred Permits
Schedule 1.1(l)	Other Transferred Assets
Schedule 1.2(c)	Other Excluded Assets
Schedule 1.3(b)	Assumed Warranty Liabilities

Disclosure Schedules

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignments of Intangible Property
Exhibit D	Form of Sale Approval Order
Exhibit E	Scope of Work

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2009, by and between and CMH MANUFACTURING, INC., a Tennessee corporation (the “Purchaser”), on the one hand, and FLEETWOOD ENTERPRISES, INC., a Delaware corporation (“ParentCo”), and FLEETWOOD HOMES OF TEXAS, L.P., a Texas limited partnership (“Fleetwood Texas” and together with ParentCo, the “Sellers”).  Capitalized terms used are defined or cross-referenced in Section 8.1.

Recitals

WHEREAS, on March 10, 2009 (the “Petition Date”), ParentCo and certain of its Affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”).  ParentCo’s bankruptcy case is being jointly administered with those of certain of its Affiliates under Case No. 09-14254-MJ (such case, together with all cases so jointly administered, being collectively referred to herein as the “Bankruptcy Case”).

WHEREAS, Fleetwood Texas is engaged in, inter alia, activities relating to the design, manufacture, assembly, finishing and sale of large modular structures used for military housing by the United States Army through two plants located in Belton, TX (the “Business”), and ParentCo owns certain intellectual property and associated goodwill related to the Business;

WHEREAS, the Purchaser desires to purchase certain assets of the Sellers and to assume certain liabilities of Fleetwood Texas, and the Sellers desire to sell such assets to the Purchaser and Fleetwood Texas desires to assign such liabilities to the Purchaser, all on the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Transferred Assets will be sold pursuant to an order of the Bankruptcy Court approving such sale under section 363 of the Bankruptcy Code and the terms and conditions of this Agreement; and

WHEREAS, the Sellers desire to sell the Transferred Assets to further its reorganization efforts and to enable it to consummate a plan of reorganization in the Bankruptcy Case.

NOW, THEREFORE, in consideration of the foregoing  and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.                                       Purchase and Sale

1.1                                Assets to Be Transferred.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to the Purchaser, and the Purchaser shall purchase, assume and accept from the Sellers, all of the Sellers’ right, title and interest in and to all of the Sellers’ properties, assets and rights set forth below that are used in connection with the Business, other than the Excluded Assets (such rights, title and interests in and to such assets, properties and rights being collectively referred to herein as the “Transferred Assets”), in accordance with, and with all of the protections afforded by, sections 363 and 365 of the Bankruptcy Code:

(a)                                  all Contracts listed  on the schedule of assumed and assigned contracts delivered by the Purchaser to the Sellers pursuant to Section 1.10 (the “Assumed Contracts”);

(b)                                 all real property, leaseholds and other interests in real property listed on or described in Schedule 1.1(b), together in each case with the Sellers’ right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing (the “Transferred Real Property”);

(c)                                  all Intellectual Property listed on or described in Schedule 1.1(c) (the “Transferred IP”), to the extent assignable or otherwise transferable, and all drawings, plans and other documents and materials (including all plans approved by a Governmental Body), in any medium (including electronic), related to past, current or future projects, including projects with respect to Fort Sam Houston (all stages) and Fort Bliss (all stages);

(d)                                 all machinery, equipment, parts, spare parts, vehicles and similar tangible personal property primarily related to or used in the Business, whether or not located at or on the Transferred Real Property (the “Equipment”);

(e)                                  all furniture, furnishings, office equipment and supplies and similar tangible personal property located at or on the Transferred Real Property (together with the Equipment, the “Tangible Personal Property”);

(f)                                    all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories of the Business (the “Inventory”);

(g)                                 all Permits primarily related to or used in the Business, including those listed on or described in Schedule 1.1(g) (the “Transferred Permits”), to the extent assignable or otherwise transferable;

(h)                                 all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by the Sellers relating exclusively to the Business (the “Books and Records”);

(i)                                     all telephone numbers and IP addresses used and owned by the Sellers relating exclusively to the Business, to the extent assignable or otherwise transferable;

(j)                                     all credits, prepaid expenses and security deposits relating exclusively to the Business;

(k)                                  all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Sellers to the extent relating exclusively to the Transferred Assets or the Business (unless related exclusively to the Excluded Assets), including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Sellers; and

(l)                                     all other properties, assets or rights of the Sellers, if any, listed on or described in Schedule 1.1(l).

1.2                                Excluded Assets.  The Sellers are not selling, and the Purchaser is not purchasing, any assets other than those specifically set forth in Section 1.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Sellers (including all of the Sellers’ right, title and interest therein and thereto), all of which shall be retained by the Sellers (collectively, the “Excluded Assets”):

(a)                                  all of the Sellers’ cash, bank deposits and cash equivalents;

(b)                                 all of the Sellers’ bank accounts;

(c)                                  all of the assets of the Sellers, if any, listed on or described in Schedule 1.2(c);

(d)                                 all of the Sellers’ Contracts, other than the Assumed Contracts;

(e)                                  except as provided in Section 4.15(b) relating to post-Closing operations, all accounts receivable, notes receivable and other receivables due to the Sellers that arose or arise out of the operation of the Business prior to the Closing, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(f)                                    all insurance policies relating to the Business and rights, claims or causes of action thereunder;

(g)                                 all rights of the Sellers under this Agreement and any Seller Ancillary Agreements;

(h)                                 all accounting systems and records (including records relating to Taxes), internal reports and reporting systems and logistics and related systems of the Sellers that are not specified as Transferred Assets in Section 1.1;

(i)                                     other than with respect to the Transfer Taxes (for which any interest or right to refund would be shared equally between the Sellers and the Purchaser), any interest or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(j)                                     all corporate books and records, board minutes and organizational documents of the Sellers, and any other records that the Sellers are required to retain by Law; provided that the Purchaser shall be entitled to receive copies of any such items to the extent that they relate to the Transferred Assets or the Business; and

(k)                                  all of the rights and claims of the Sellers to avoidance actions available to the Sellers under chapter 5 of the Bankruptcy Code, of whatever kind or nature, including avoidance actions under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

1.3                                Assumed Liabilities.  At the Closing, or in the case of the Assumed Contracts, as specified in Section 1.10, the Purchaser shall assume and in due course pay, discharge, perform or otherwise fully satisfy the following liabilities and obligations of the Sellers arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (the “Assumed Liabilities”):

(a)                                  all liabilities and obligations of the Sellers under the Assumed Contracts arising after the date of assignment and assumption provided in the Assumption Order, it being understood that the Purchaser shall not be liable for any Liability (i) arising out of or relating to a breach that occurred on or prior to the assignment and assumption of the Assumed Contracts or (ii) in connection with the cure of any monetary defaults arising under the Assumed Contracts, which shall be paid by the Sellers as provided in Section 1.10; and

(b)                                 all warranty obligations of Fleetwood Texas set forth on Schedule 1.3(b).

1.4                                Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, all Liabilities of the Sellers that are not expressly assumed by the Purchaser in Section 1.3, are specifically excluded, and the Purchaser shall not assume and shall not be liable or responsible for any such excluded Liabilities (all such excluded Liabilities, collectively, the “Excluded Liabilities”), including any and all Liabilities, whether now existing or hereafter arising, in any way relating to (i) any employee benefit plans or policies of the Sellers, compensation benefits of any employee of the Sellers, Taxes (subject, in the case of Transfer Taxes, to Section 4.10), personal injury claims, claims for bodily injury or property damage, products liability claims, environmental claims, claims under any labor or employment laws, breach of contract claims, or pending litigation, (ii) Excluded Assets, (iii) the ownership or operation of the Transferred Assets prior to the Closing Date, (iv) Liabilities incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby, and (v) subject to Section 1.3(b), warranty claims and other warranty Liabilities.

1.5                                Purchase Price.  Subject to the terms and conditions hereof, in full consideration for the sale and purchase of the Transferred Assets, at the Closing, the Purchaser shall assume the Assumed Liabilities and shall pay $4,500,000 (the “Purchase Price”) to the Sellers as provided in Section 1.8(a).

1.6                                Closing.  Subject to the terms and conditions of this Agreement and the Sale Approval Order, the sale and purchase of the Transferred Assets and the assignment and assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California at 10:00 A.M., California time, on the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 5 and 6 (other than those conditions which by their nature can only be satisfied at the Closing), or at such other place or at such other time or on such other date as ParentCo and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

1.7                                Closing Deliveries by the Sellers.  At the Closing, unless otherwise waived in writing by the Purchaser, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)                                  a duly executed Bill of Sale substantially in the form of Exhibit A hereto;

(b)                                 a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;

(c)                                  duly executed Assignments of Intangible Property substantially in the form of Exhibit C hereto;

(d)                                 duly executed Seller Certificates pursuant to Section 5.1;

(e)                                  a receipt for the payment of the Purchase Price;

(f)                                    duly executed grant deeds (or their equivalent in the State of Texas) for the Transferred Real Property, in a form reasonably acceptable to the Purchaser (the “Deeds”); and

(g)                                 such other duly executed bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Purchaser, as the Purchaser may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser and to put the Purchaser in actual possession or control of the Transferred Assets (all such deliveries, together with the Bill of Sale, Assignment and Assumption Agreement, Assignments of Intangible Property, Seller Certificates, Deeds, and Post-Closing Assignment and Assumption Agreement, the “Seller Ancillary Agreements”).

1.8                                Closing Deliveries by the Purchaser.  At the Closing, unless otherwise waived in writing by ParentCo, the Purchaser shall deliver or cause to be delivered to ParentCo:

(a)                                  an amount equal to the Purchase Price by wire transfer of immediately available funds to an account (or accounts) designated by ParentCo at least one (1) Business Day prior to the Closing Date;

(b)                                 a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;

(c)                                  a duly executed Purchaser Certificate pursuant to Section 6.1; and

(d)                                 such other duly executed documents and instruments, in form and substance reasonably satisfactory to ParentCo, as ParentCo may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Purchaser of the Assumed Liabilities (all such deliveries, together with the Assignment and Assumption Agreement, Purchaser Certificate and Post-Closing Assignment and Assumption Agreement, the “Purchaser Ancillary Agreements”).

1.9                                Allocation of Proceeds.  ParentCo shall within 60 days after the Closing Date prepare and deliver to the Purchaser a schedule allocating the Purchase Price among the respective Sellers and the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, which schedule shall be subject to the approval of the Purchaser, not to be unreasonably withheld (such schedule, once finalized, the “Allocation”). The Purchaser and the Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation.  Neither the Purchaser nor the Sellers shall take any position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Body or any other proceeding) unless otherwise required by applicable law; provided, however, that each party to this Agreement shall notify the other parties in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with such Allocation.  The Purchaser and the Sellers shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation.

1.10                          Assignment and Assumption of the Assumed Contracts.  Within twenty (20) days after the Closing Date, the Purchaser may, in its discretion, designate any Contract listed on the Seller Contract Schedule as an Assumed Contract by delivering a list of Assumed Contracts, and, upon receipt of such list, the Sellers shall promptly seek to transfer and assign the Assumed Contracts to the Purchaser pursuant to Section 365 of the Bankruptcy Code, including obtaining Bankruptcy Court approval for such transfer and assignment (the “Assumption Order”), and, in connection with such assignment, the Sellers shall provide for cure of all non-monetary and monetary defaults existing under the Assumed Contracts to the extent required by Section 365(b) of the Bankruptcy Code.

2.                                       Representations and Warranties of the Sellers.  Except as set forth in the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) delivered by the Sellers, which shall specify the Section to which each exception or disclosure relates and shall be deemed to qualify the representations and warranties contained in such Section as well as all other representations and warranties in this Section 2 to which the applicability of such exception or disclosure is reasonably apparent on its face, the Sellers jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Section 2 is true and correct as of the date of this Agreement.

2.1                                Due Incorporation and Authority.  Each Seller is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the State of its organization and has all necessary corporate or limited partnership power and authority to own, lease and operate its properties and to carry on the business as it is now being conducted by such Seller.  Subject to the entry of the Sale Approval Order, (a) each Seller has all requisite corporate or limited partnership power and authority to enter into this Agreement and the Seller Ancillary Agreements, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and (b) the execution and delivery by such Seller of this Agreement and the Seller Ancillary Agreements, the performance by such Seller of its respective obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited partnership action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, the Seller Ancillary Agreements will be, upon delivery at the Closing, duly executed and delivered by such Seller, and, upon entry of the Sale Approval Order (assuming the due authorization, execution and delivery hereof by the Purchaser), this Agreement and the Seller Ancillary Agreements will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

2.2                                No Conflicts.  Subject to the entry of the Sale Approval Order, the execution and delivery by the Sellers of this Agreement and the Seller Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by the Sellers of this Agreement and the Seller Ancillary Agreements in accordance with their respective terms will not:

(a)                                  violate the certificate of incorporation or by-laws (or comparable instruments, including the partnership agreement) of any Seller;

(b)                                 violate any Law to which the Sellers, the Business or any of the Transferred Assets are bound or subject; or

(c)                                  violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person (including Governmental Bodies) pursuant to, any Assumed Contract or Transferred Permit, except (i) to the extent that any such violation, breach or default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order, or (ii) for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court,;

provided, however, that each of the cases set forth in clauses (b) and (c) above is subject to exceptions that (A) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or to prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement or (B) that arise as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

2.3                                Organizational Documents.  ParentCo has previously made available to the Purchaser true, accurate and complete copies of the certificate of incorporation and bylaws, or comparable instruments, of the Sellers as in effect on the date hereof.

2.4                                Compliance with Laws.  To the Knowledge of the Sellers, the Business is being and has been conducted, in all material respects, in compliance with all applicable Laws.

2.5                                Permits.  Schedule 2.5 of the Disclosure Schedules sets forth a list of all of the Sellers’ licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations of Governmental Bodies, including any applications therefor, that are necessary or, to the Knowledge of the Sellers, otherwise used for the conduct of the Business as currently conducted (collectively, the “Permits”).  Each Seller is in compliance, in all material respects, with the terms of all material Permits of such Seller, and such material Permits are valid and in full force and effect.

2.6                                Contracts.  To the Knowledge of the Sellers, (a) each of the Sellers’ Contracts with The Warrior Group with respect to the projects Fort Sam Houston Task Order I and Fort Bliss Task Order III (collectively, “Material Contracts”) is valid and binding on the Sellers and the counterparties thereto, and is in full force and effect, (ii) no Seller is in material breach of, or material default under, any Material Contract, and (iii) there is no valid basis for any claim of material breach of, or default under, any Material Contract, except in each case to the extent that any such invalidity, breach, default or claim of breach or default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order.

2.7                                Real Property.

(a)                                  Schedule 2.7(a) of the Disclosure Schedules lists the street address and legal description of each parcel of real property owned by the Sellers and used or held for use exclusively in the Business (“Owned Real Property”).  Upon the entry of the Sale Approval Order, at the Closing, the Sellers shall have fee title to all Transferred Real Property that constitutes Owned Real Property, which shall be transferred to the Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                 Schedule 2.7(b) of the Disclosure Schedules lists the street address of each parcel of real property leased by the Sellers and used or held for use exclusively in the Business (the “Leased Real Property”) and the identity of the lessor of each such parcel of Leased Real Property.  Upon the entry of the Sale Approval Order, at the Closing, the Sellers shall have a valid leasehold estate in all Transferred Real Property that constitutes Leased Real Property, which shall be transferred to the Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.

2.8                                Environmental Matters.

(a)                                  To the Knowledge of the Sellers, (i) the Sellers are, and at all times have been, in all material respects, in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets and (ii) there are no material claims pursuant to any Environmental Law pending or threatened against the Sellers in connection with the conduct or operation of the Business or the ownership of use of the Transferred Assets, nor have there been any such claims in the last five (5) years.

(b)                                 To the Knowledge of the Sellers, no Seller is currently required to undertake any corrective or remedial obligation under any Environmental Law with respect to the Business or the Transferred Assets, nor has such Seller been required to undertake any material corrective or remedial obligation under any Environmental Law with respect to the Business or the Transferred Assets during the last five (5) years.

(c)                                  The Sellers have made available to the Purchaser all Phase I and Phase II, if any, environmental reports and any other material documents relating to any environmental or health or safety matters, relating to the Transferred Assets.

(d)                                 To the Knowledge of the Sellers, none of the Transferred Assets contains or is affected by the presence of any substance or material that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous substance,” “toxic substance” or words of similar import thereunder.

2.9                                Intellectual Property.  Schedule 2.9 of the Disclosure Schedules sets forth a true and complete list of all Intellectual Property owned by the Sellers and used or held for use exclusively in the Business.  To the Knowledge of the Sellers, no material claim has been asserted or threatened that the use or exploitation by the Sellers of any Transferred IP infringes, in any material respect, the Intellectual Property of any third party.

2.10                          Litigation.  Except for the Bankruptcy Case and any and all actions, adversary proceedings and litigation arising therefrom or related thereto, there are no material Claims (including products liability Claims) pending or, to the Knowledge of the Sellers, threatened against the Sellers with respect to the Business before any Governmental Body.

2.11                          Title to Assets.

(a)                                  Upon the entry of the Sale Approval Order, at the Closing, the Sellers shall have good and marketable title to, or a valid and enforceable right by Contract to use, the Transferred Assets, which shall be transferred to the Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                 The Transferred Assets, together with (i) the assets, rights or services to be provided to the Purchaser pursuant to Section 4.16 and (ii) the Excluded Assets (which are not being transferred to the Purchaser), constitute all of the properties, assets and rights necessary to operate and conduct the Business as it is being operated and conducted as of the date of this Agreement.

2.12                          Inventory.  The Inventory substantially consists of, and as of the close of business on the day immediately preceding the Closing Date the Inventory will substantially consist of, items which are (a) free of any material defect, (b) subject to inventory reserves set forth in the Sellers’ (or their Affiliate’s consolidated) financial statements, of a quality and quantity usable and salable in the ordinary course of business, and (c) fit and merchantable for their particular use.  None of the Inventory is subject to any material consignment, bailment, warehousing or similar agreement.

2.13                          Brokers.  Except for the fees payable by the Sellers to Greenhill & Co., LLC, the Sellers have not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.

2.14                          Labor Relations.  No Seller is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing or, to the Knowledge of the Sellers, purporting or attempting to represent any of its employees.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation, and there is no representation petition pending or, to the Knowledge of Sellers, threatened with respect to any employee.  No Seller has received any written (or, to the Knowledge of the Sellers, oral) notice of the intent of any Governmental Body responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business, and to the Knowledge of the Sellers, no such investigation is in progress.

2.15                          Disclaimer.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS.  THE SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.  THE SELLERS DO NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE BUSINESS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DISCLOSURE SCHEDULES, THE SELLERS ARE SELLING THE TRANSFERRED ASSETS HEREUNDER ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE.

3.                                       Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Sellers as follows:

3.1                                Due Incorporation and Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Purchaser Ancillary Agreements, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser, the Purchaser Ancillary Agreements will be, upon delivery, duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Sellers, this Agreement constitutes and the Purchaser Ancillary Agreements, upon execution and delivery,  will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.2                               No Conflicts.  The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by the Purchaser of this Agreement and the Purchaser Ancillary Agreements in accordance with their respective terms will not:

(a)                                  violate the certificate of incorporation or by-laws (or comparable instruments) of the Purchaser; or

(b)                                 violate any Law to which the Purchaser or its assets are bound or subject;

provided, however, that the case set forth in clause (b) above is subject to exceptions that (i) would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Purchaser or to prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement or (ii) that arise as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

3.3                               Litigation.  There are no Claims pending or, to the knowledge of the Purchaser, threatened against the Purchaser before any Governmental Body that would prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

3.4                               Purchaser’s Financial Capability.  The Purchaser has available under its current credit facilities, or otherwise, the funds necessary to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and assumption of the Assumed Liabilities.

3.5                               Brokers.  The Purchaser has not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.

3.6                               Acknowledgement of Disclaimer.  The Purchaser represents, warrants and acknowledges that, except as set forth in this Agreement:  (a) the Purchaser is purchasing the Transferred Assets on an “as is, where is, with all faults” basis based solely on the Purchaser’s own investigation of the Transferred Assets and (b) neither the Sellers nor any of their Representatives has made any representations, warranties or guarantees, express, implied or statutory, written or oral, with respect to the Transferred Assets (or any part thereof), the financial performance of the Business or the Transferred Assets, or the physical condition of the Transferred Assets.

4.                                    Covenants and Agreements.

4.1                               Operation of the Business.  Subject to any restrictions and obligations imposed by the Bankruptcy Court, the Sellers will not engage in any practice, take any action or enter into any transaction outside the ordinary course of business between the date hereof and the Closing Date.  In particular, between the date hereof and the Closing Date, and, in the case of clause (ii), between the date hereof and the date of assignment and assumption of Assumed Contracts specified in the Assumption Order, the Sellers shall not, in respect of the Transferred Assets or the operation of the Business:  (i) sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein; (ii) terminate or modify the terms of any Contract listed on the Seller Contract Schedule; (iii) enter into any Contract that would cause the representation and warranty contained in Section 2.6(a) to be untrue had such Contract been entered into prior to the date hereof, other than any such Contract entered into in the ordinary course of business; or (iv) increase the compensation (including benefits) payable or to become payable to the employees; provided, however, that, notwithstanding the preceding, the Sellers may take any of such actions with the prior written consent of the Purchaser.  Between the date hereof and the Closing Date, the Sellers shall use commercially reasonable efforts to maintain the Transferred Assets in good working order and condition, and to use commercially reasonable efforts to keep available the services of the Transferred Employees (as defined below).

4.2                               Confidentiality.  Until the Closing Date, each party hereto shall hold in confidence, and shall cause its respective Affiliates and Representatives to hold in confidence, all Confidential Information obtained by any of them from the other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby.  Notwithstanding the foregoing, the party receiving Confidential Information from the party disclosing such Confidential Information may disclose such Confidential Information:  (a) to the extent that such disclosure was previously authorized in writing by the disclosing party; (b) to any Governmental Body, with valid and competent jurisdiction thereof, if the receiving party is directed to disclose such Confidential Information to and by such Governmental Body, provided that the receiving party shall provide written notice of such disclosure to the disclosing party; (c) to the receiving party’s Affiliates and Representatives who have a need to know such information solely for purposes of assisting in regard to this Agreement and the transactions contemplated hereby, and who are subject to confidentiality obligations to the receiving party; (d) to the extent that disclosure is required under any applicable Law.  Except as otherwise set forth herein, no party shall disclose or make use of, and each party shall cause its respective Affiliates and Representatives not to disclose or make use of, the other party’s Confidential Information without the prior written consent of such other party.  In the event that this Agreement is terminated, each party shall, and shall cause its respective Affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing Confidential Information obtained from such other party or its Affiliates or Representatives.  Upon the Closing, ParentCo shall, and shall cause its Affiliates and Representatives to, hold in confidence all Confidential Information of the Business, for the benefit of Purchaser, except for any disclosure required by applicable Law.

4.3                               Expenses.  Except as set forth in Section 4.10, the Purchaser and the Sellers shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their Representatives.

4.4                               Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, unless such disclosure is required by applicable Law.  The parties shall cooperate, using commercially reasonable efforts, as to the timing and contents of any such announcement, including any such announcement required by applicable Law.

4.5                               Access to Information.  From the date hereof until the Closing, upon reasonable notice, the Sellers shall promptly (i) afford the Representatives of the Purchaser reasonable access, during normal business hours, to the offices, plants, warehouses, properties, books and records and personnel of the Sellers relating to the Business, including providing copies of any such books and records to the Purchaser, and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the operations of the Business as the Purchaser may from time to time reasonably request.

4.6                               Regulatory and Other Authorizations; Consents.  Each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, provided that the Purchaser shall not be required to take any action adverse to its existing businesses or agree to any action adverse to the Business; (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law.

4.7                               Further Action; Additional Assignments of Transferred Assets.  Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated hereby.  From time to time after the Closing, the Sellers shall prepare all documents and take all actions reasonably necessary to further the sale and assignment of the Transferred Assets to the Purchaser hereunder, with any related out-of-pocket expenses to be paid by the Purchaser or, if paid by the Sellers, reimbursed by the Purchaser.

4.8                               Bankruptcy Court Approval.  On or prior to May 23, 2009, the Sellers shall file (or shall have filed) a motion or motions with the Bankruptcy Court seeking entry of an order of the Bankruptcy Court approving the sale of the Transferred Assets pursuant to this Agreement (the “Sale Approval Order”).  The Sale Approval Order shall be substantially in the form of Exhibit D hereto (with such changes thereto as the Sellers and the Purchaser shall mutually approve, which approval shall not be unreasonably withheld, conditioned or delayed).

4.9                               Books and Records.  For a period of two (2) years after the Closing Date, if, in order to properly prepare documents required to be filed with Governmental Bodies or its financial statements, or as reasonably determined by the Purchaser to be necessary to its ownership and operation of the Transferred Assets, it is necessary that either party hereto or any successors thereto be furnished with additional information relating to the Business, the Transferred Assets or the Assumed Liabilities, and such information is in the possession of the other party hereto or any successor thereto or any of their respective Affiliates, such party agrees to use commercially reasonable efforts to furnish or cause to be furnished such information to such other party, at the reasonable cost and expense of the party being furnished such information.

4.10                         Tax Matters.

(a)                                  Sales, Use and Other Transfer Taxes.  The Sellers shall pay all of the sales, use, registration, stamp, documentary, transfer and similar Taxes incurred in connection with the transactions contemplated by this Agreement and which are not otherwise exempt pursuant to the applicable sections of the Bankruptcy Code (collectively, the “Transfer Taxes”).  Upon presentation to the Purchaser of proof of payment, the Purchaser shall promptly reimburse the Sellers for one-half of all such Transfer Taxes paid by the Sellers.  The parties hereto shall use their respective reasonable efforts to prevent imposition of any Transfer Taxes with respect to the Transferred Assets, including, if applicable, by procuring or assisting each other in the procurement of, in a timely manner, a resale certificate or other instruments or documentation reasonably required to prevent imposition of any Transfer Taxes with respect to the Transferred Assets.  For the avoidance of doubt, the Sellers shall be responsible for all income, franchise, profit and similar Taxes incurred or imposed with respect to the sale of the Transferred Assets by the Sellers.  The parties hereto agree to cooperate in the filing of all necessary documentation and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedure.

(b)                                 Cooperation.  The parties hereto shall cooperate with each other and with each other’s respective Representatives, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Transferred Assets and the Assumed Liabilities that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include making available employees, if any, for the purpose of providing testimony and advice, or original documents, or either of them, in each case at the cost of the party requesting such cooperation and assistance.

4.11                         Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 5 or 6 of this Agreement becoming incapable of being satisfied.

4.12                         Update of Disclosure Schedules.  Prior to the Closing, the Sellers shall promptly notify the Purchaser with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in the Disclosure Schedules or which could result, or could reasonably be expected to result, in a breach by any Seller of any of its covenants or agreements contained herein.  Prior to the Closing, the Purchaser shall promptly notify ParentCo with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in a Purchaser disclosure schedules or which could result, or could reasonably be expected to result, in a breach by the Purchaser of any of its covenants or agreements contained herein.  Nothing in this Agreement, including this Section 4.12, shall imply that the Sellers or the Purchaser are making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

4.13                         Use of Names.  Other than the Transferred IP, the Sellers are not conveying ownership rights to, or granting the Purchaser or any Affiliate of the Purchaser a license to use, any of the trade names, trademarks, service marks, logos or domain names of the Sellers or any of its Affiliates (including the name “Fleetwood” or any trade name, trademark, service mark, logo or domain name incorporating the name “Fleetwood”) and, after the Closing, the Purchaser shall not use, or permit any Affiliate of the Purchaser to use, in any manner such names or marks or any word that is similar in sound or appearance to such names or marks.  Notwithstanding the foregoing, the Sellers hereby consent to the use of the name “Fleetwood” or any trade name, trademark, service mark, logo or domain name incorporating the name “Fleetwood” by the Purchaser and its Affiliates in connection with Inventory existing as finished goods as of the Closing Date.  In the event the Purchaser or any Affiliate of the Purchaser violates any of its obligations under this Section 4.13, the Sellers may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  The Purchaser acknowledges that a violation of this Section 4.13 may cause the Sellers and its Affiliates irreparable harm which may not be adequately compensated for by money damages.  The Purchaser therefore agrees that in the event of any actual or threatened violation of this Section 4.13, the Sellers shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Purchaser or such Affiliate of the Purchaser to prevent any violations of this Section 4.13.

4.14                         Employment Arrangements.

(a)                                  Future Employment.  By no later than the close of business on May 26, 2009, the Sellers shall deliver to the Purchaser a list of all employees employed in connection with the Business.  The Purchaser shall promptly deliver to the Sellers a list of employees it intends to hire, subject to each such employee satisfying the Purchaser’s standard criteria for new hires, including provision of evidence of United States citizenship or the other legal right to work in the United States and passage of a drug screening test and, in the case of salaried employees, a background check (such employees, the “Identified Employees”).  Immediately prior to the Closing Date, the Sellers shall terminate the employment of Identified Employees.  On the Closing Date, the Purchaser shall make a conditional offer to hire the Identified Employees on an “at-will” basis, subject to each such Identified Employee satisfying the Purchaser’s standard criteria for new hires, including provision of evidence of United States citizenship or the other legal right to work in the United States and passage of a drug screening test and, in the case of salaried employees, a background check.

(b)                                 No Right to Employment.  Notwithstanding Section 4.14(a), nothing herein expressed or implied shall confer upon any of the employees of the Sellers, whether Identified Employees or otherwise, any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement or any offer by the Purchaser described herein.

(c)                                  Other Obligations.  Neither the Purchaser nor its Affiliates shall be obligated to provide any severance, separation pay, change of control or other payments or benefits, including any key employee retention payments, to any employee of the Sellers (including the Identified Employees) on account of any termination of such employee’s employment on or before the Closing Date, or have any other Liability arising out of or resulting from the termination of any employees of the Sellers (including the Identified Employees).  The Sellers shall be liable and responsible for and pay any and all Liabilities (i) arising out of or resulting from termination by the Sellers of any and all employees (including the Identified Employees), including any WARN Act Liabilities, and (ii) otherwise associated with the termination and severance by the Sellers of any and all employees (including the Identified Employees) or the retention of any employees who continue to be employed by the Sellers or their Affiliates after the Closing Date, including any and all obligations to provide such employees with continued health, disability, life, retirement or other benefits (whether covered by insurance or not), including COBRA benefits.

4.15                         Bond Obligations.  The parties hereto agree as follows in regard to the bond obligations with respect to all pending and future projects of the Business.  Other than as set forth in this Section 4.15, the Purchaser (and its Affiliates) shall not have any obligation whatsoever with respect to any bond obligations for any project of the Sellers.

(a)                                  The Sellers shall use commercially reasonable efforts to obtain assurance(s) from Hensel Phelps and/or The Warrior Group, in writing and to the reasonable satisfaction of ParentCo, that Hensel Phelps and/or The Warrior Group will, upon the Purchaser being awarded new contracts and furnishing the related bonds as described in Section 4.15(b), (i) terminate, and release the Sellers from the obligations under, the contracts for all currently pending projects of the Business and (ii) reduce the aggregate amount of bond obligations of the Sellers with respect to such projects to $5,950,000.

(b)                                 The Purchaser shall use commercially reasonable efforts to be awarded, concurrent with the Closing, new contracts for the work described on Exhibit E (under the headings Fort Sam Houston Task Order I and Fort Bliss Task Order III) to be performed by the Purchaser after the Closing with respect to Fort Sam Houston Task Order I and Fort Bliss Task Order III (the “Remainder Fort Sam Houston I and Fort Bliss III Projects”).  For the avoidance of doubt, the Purchaser shall be entitled to receive all revenues generated with respect to the Remainder Fort Sam Houston I and Fort Bliss III Projects.  Following the Closing, the Purchaser shall offer to furnish to Hensel Phelps, as the primary contractor on all such projects, new supply bonds solely for work described on Exhibit E (under the headings Fort Sam Houston Task Order I and Fort Bliss Task Order III) to be performed by the Purchaser following the Closing on such projects, up to the following amounts:  (i) $1,300,000 for the Fort Sam Houston projects and (ii) $2,700,000 for the Fort Bliss project.

(c)                                  The Purchaser shall use commercially reasonable efforts to be awarded, concurrent with the Closing, the contract for the new phase at Fort Sam Houston, Building III or otherwise known as Sam Houston Task Order II (the “New Fort Sam Houston Project”).  The Purchaser shall, in connection with such efforts, offer to furnish to Hensel Phelps, as the primary contractor on such project, following the Closing, a supply bond for up to $18,100,000 with respect to the New Fort Sam Houston Project.  For the avoidance of doubt, the Purchaser shall be entitled to receive all revenues generated with respect to the New Fort Sam Houston Project pursuant to the terms of the contract awarded to the Purchaser.

(d)                                 The Sellers shall use commercially reasonable efforts to cooperate with the Purchaser, so that the results contemplated by Sections 4.15(b) and 4.15(c) may be achieved.

4.16                         Transition Services.  For a period of up to 60 days after the Closing Date, the Sellers shall use commercially reasonable efforts to maintain and provide the Purchaser access to all systems and services (including utility systems and other systems described in Section 1.2(h)) necessary for the Purchaser to operate the Business as it is currently conducted by the Sellers and to allow an orderly transition of the operation of the Business to the Purchaser, and the Purchaser shall reimburse the Sellers for any out-of-pocket costs associated therewith.

4.17                         Covenants Regarding “Trendsetter”.  The Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate with the Purchaser to allow the Purchaser and its Affiliates to utilize the brand name “Trendsetter” to the full extent permitted by Law.  Without limiting the foregoing, (a) as soon as practicable after the Closing, the Sellers shall cause Trendsetter Homes, Inc. to change its corporate name so that it does not include the word “Trendsetter” and (b) the Sellers shall not, and shall cause Fleetwood Homes of Georgia, Inc. not to, object to the Purchaser and its Affiliates seeking to use the dba “Trendsetter” in any location whatsoever and shall, at the request of the Purchaser, use commercially reasonable effort to assist the Purchaser and its Affiliates to obtain and use such dba.

4.18                           Delivery of Contract Schedule.   By no later than the close of business on May 26, 2009, the Sellers shall deliver to the Purchaser a true and complete list of all Contracts in effect on the date hereof to which a Seller is a party which relate exclusively to the Business, including a brief description of all material terms thereof (the “Seller Contract Schedule”).  The Sellers shall disclose on the Seller Contract Schedule if any Contract required to be listed thereon, to the Knowledge of the Sellers, (a) is not valid and binding on the Sellers or the counterparties thereto, or is not in full force and effect, (b)  a Seller is in material breach or material default thereof, or (c) there is a valid basis for a claim of material breach or material default thereunder.

5.                                    Conditions Precedent to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Purchaser:

5.1                               Representations and Warranties; Covenants.  The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects, and except where such failure to be true and correct has been or will be cured or remedied pursuant to the Sale Approval Order), both as of the date of this Agreement and as of the Closing (as though made on and as of the Closing Date), other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date.  The covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects.  The Purchaser shall have received a certificate of each Seller (“Seller Certificates”) to such effect signed by a duly authorized executive officer thereof.

5.2                               No Order.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.

5.3                               Bankruptcy Filing.  The Bankruptcy Case shall not have been dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code and no trustee or examiner shall have been appointed.

5.4                               Sale Approval Order.  The Bankruptcy Court shall have entered the Sale Approval Order and such order shall have become a Final Order.

5.5                               Award of Contracts.  The Purchaser or its Affiliate shall have been awarded, on a final and binding basis, contracts for the Remainder Fort Sam Houston I and Fort Bliss III Projects and the New Fort Sam Houston Project, as described in Sections 4.15(b) and 4.15(c), in each case to be effective upon the Closing.

5.6                               Closing Documents.  The Sellers shall have delivered to the Purchaser on the Closing Date the documents required to be delivered pursuant to Section 1.7.

5.7                                 Seller Contract Schedule.  The Seller Contract Schedule shall have been delivered in accordance with Section 4.18, and shall not list any Contract for which a termination thereof would, in the exercise of the Purchaser’s reasonable judgment, materially and adversely affect the Purchaser’s ability to perform its obligations under the contracts for the Remainder Fort Sam Houston I and Fort Bliss III Projects and the New Fort Sam Houston Project.

6.                                    Conditions Precedent to the Obligation of the Sellers to Close.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by ParentCo (on behalf of the Sellers):

6.1                               Representations and Warranties; Covenants.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing (as though made on and as of the Closing Date), other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date.  The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects.  ParentCo shall have received a certificate of the Purchaser (“Purchaser Certificate”) to such effect signed by a duly authorized executive officer thereof.

6.2                               No Order.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.

6.3                               Sale Approval Order.  The Bankruptcy Court shall have entered the Sale Approval Order.

6.4                               Assurance of Reduction of Bond Obligations.  The Sellers shall have obtained the assurance(s) described in Section 4.15(a).

6.5                               Closing Documents.  The Purchaser shall have delivered to ParentCo on the Closing Date the documents and payments required to be delivered by it pursuant to Section 1.8.

7.                                    Termination of Agreement.

7.1                               Termination Prior to Closing.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing, upon notice by the terminating party to the other party:

(a)                                  by the mutual written consent of ParentCo (on behalf of the Sellers) and the Purchaser;

(b)                                 by either ParentCo (on behalf of the Sellers) or the Purchaser if the Closing shall not have occurred prior to the date that is 20 days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)                                  (i) by ParentCo (on behalf of the Sellers), if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6, (B) cannot be or has not been cured within five (5) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by ParentCo (on behalf of the Sellers); or (ii) by the Purchaser, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (X) would give rise to the failure of a condition set forth in Section 5, (Y) cannot be or has not been cured within five (5) Business Days following delivery of written notice of such breach or failure to perform, and (Z) has not been waived by the Purchaser;

(d)                                 (i) by ParentCo (on behalf of the Sellers), if any of the conditions set forth in Section 6 shall have become incapable of fulfillment prior to the Termination Date, or (ii) by the Purchaser, if any of the conditions set forth in Section 5 shall have become incapable of fulfillment prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to the Termination Date.

(e)                                  by the Purchaser (provided that the Purchaser is not then in material breach of any provision of this Agreement), if the Bankruptcy Case is dismissed or converted to one or more proceedings under chapter 7 of the Bankruptcy Code, a trustee or examiner is appointed for the Sellers, or the automatic stay under section 362 of the Bankruptcy Code is lifted as to any material Transferred Asset.

7.2                               Survival After Termination.  If this Agreement is terminated pursuant to Section 7.1 and the transactions contemplated hereby are not consummated (including as a result of the Bankruptcy Court failing to approve this Agreement as contemplated hereby), this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Sections 5 and 6 resulting from fraud or willful misconduct of another party under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 4.2 (Confidentiality), 4.3 (Expenses), this Section 7.2 and Section 8 (Miscellaneous) shall survive any termination of this Agreement.  For the avoidance of doubt, the sole and exclusive remedy available to a party for another party’s breach of any of its representations and warranties contained in this Agreement shall be the termination of this Agreement pursuant to Section 7.1.

8.                                    Miscellaneous.

8.1                               Certain Definitions.

(a)                                  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto to be executed by the Purchaser and one of more of the Sellers as of the Closing Date.

“Assignments of Intangible Property” means the Assignments of Intangible Property substantially in the form of Exhibit C hereto to be executed by one or more of the Sellers as of the Closing Date.

“Bill of Sale” means Bills of Sale substantially in the form of Exhibit A hereto to be executed by one or more of the Sellers as of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in California are authorized or obligated to close.

“Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, demand, charge, complaint, grievance, arbitration, indictment, information, or grand jury subpoena.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information regarding a party’s business or affairs, including business concepts, processes, methods, trade secrets, systems, know-how, devices, formulas, product specifications, marketing methods, prices, customer lists, supplier lists, methods of operation or other information, whether in oral, written or electronic form, that is either:  (i) designated as confidential; (ii) is of a nature such that a reasonable person would know that it is confidential; or (iii) is disclosed under circumstances such that a reasonable person would know it is confidential.  Notwithstanding the foregoing, the following information shall not be considered Confidential Information:  (A) information that is or becomes publicly available through no fault of the party obligated to keep it confidential (or such party’s Affiliates or Representatives); (B) information with regard to the other party that was rightfully known by a party prior to commencement of discussions regarding the subject matter of this Agreement, as evidenced by documentation; (C) information that was independently developed by a party without use of the Confidential Information, as evidenced by documentation; and (D) information rightfully disclosed to a party by a third party without continuing restrictions on its use or disclosure.

“Contract” means any written or oral agreement, arrangement, understanding, purchase order, lease or instrument or other contractual or similar arrangement or commitment.

“Encumbrances” means all Liens, claims, conditional sales agreements, rights of first refusal or options.

“Environmental Laws” means any Laws of any Governmental Body in effect as of the date hereof relating to pollution or protection of the environment.

“Environmental Permits” means all Permits under any Environmental Law.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction as to which:  (i) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) if an appeal has been timely filed no stay pending an appeal is in effect and the time for requesting a stay pending appeal shall have expired; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within ten (10) days of the entry of the order at issue.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” means the actual knowledge of Charley Lott, Andrew Griffiths, Leonard McGill, Doug Henriquez, Steve Smith and Kent Johnson, without any duty of investigation.

“Law” means any federal, state or local statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body.

“Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate, matured or unmatured, or otherwise.  Without limiting the foregoing, the term “Liabilities” includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), as a transferee or successor, by contract, or otherwise.

“Lien” means any security interest, mortgage, lease, pledge, lien, encumbrance, option, charge or claim (as defined in section 101(5) of the Bankruptcy Code).

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, except any such effect resulting from (i) general changes or developments in the industry in which the Business operates, to the extent the Business is not disproportionately affected thereby, (ii) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, to the extent the

Business is not disproportionately affected thereby, (iii) any actions required under this Agreement to obtain any approval or authorization of the Bankruptcy Court or under any applicable Law, (iv) changes in any applicable Law or applicable accounting regulations or principles or interpretations thereof, (v) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (vi) any action taken by the Sellers which is required or permitted by or resulting from or arising in connection with this Agreement, (vii) any actions taken (or omitted to be taken) at the request of the Purchaser, or (viii) the Bankruptcy Case.

“Permitted Encumbrance” means:  (i) Liens for Taxes and assessments not yet payable; (ii) inchoate mechanics’ Liens for work in progress; (iii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings; (iv) Liens that will be released at or prior to the Closing; (v) (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, all as reflected in the official records of the jurisdictions where any real property is located, (B) conditions, covenants or other restrictions reflected in the official records of the jurisdictions where any real property is located, and (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any real property, all as reflected in the official records of the jurisdictions where any real property is located, and (vi) Liens related to purchase money security interests entered into in the ordinary course of business; in each case with respect to clauses (i) through (vi) above, individually or in the aggregate, that do not or would not reasonably be expected to adversely affect the current use or value of the property subject thereto or the operations of the Business as it is currently conducted by the Sellers in any material respect.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

(b)                                 The following capitalized terms are defined in the following Sections of this Agreement:

Definition	Location

Agreement	Preamble
Allocation	1.9
Assumed Contracts	1.1(a)
Assumed Liabilities	1.3
Assumption Order	1.10
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Books and Records	1.1(h)
Business	Recitals
Closing	1.6
Closing Date	1.6
Deeds	1.7(f)
Disclosure Schedules	2
Equipment	1.1(d)
Excluded Assets	1.2
Excluded Liabilities	1.4
Fleetwood Texas	Preamble
Identified Employees	4.14(a)
Inventory	1.1(f)
Leased Real Property	2.7(b)
Material Contracts	2.6
New Fort Sam Houston Project	4.16
Owned Real Property	2.7(a)
ParentCo	Preamble
Permits	2.5
Petition Date	Recitals
Purchase Price	1.5
Purchaser	Preamble
Purchaser Ancillary Agreements	1.8(d)
Purchaser Certificate	6.1
Sale Approval Order	4.8(a)
Seller Ancillary Agreements	1.7(g)
Seller Certificates	5.1
Sellers	Preamble
Tangible Personal Property	1.1(e)
Termination Date	7.1(b)
Transfer Taxes	4.10(a)
Transferred Assets	1.1
Transferred IP	1.1(c)
Transferred Permits	1.1(g)
Transferred Real Property	1.1(b)

8.2                               Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)                                  The parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

(b)                                 Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c)                                  Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and the transactions contemplated hereby.

8.3                               Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) on the day of delivery if delivered by facsimile upon confirmation of receipt (provided that if delivery is completed after the close of business, then the next Business Day), (c) on the first (1st) Business Day following the date of dispatch if delivered using a next-day service by a nationally recognized express courier service, or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 8.3 by the party to receive such notice:

(a)

if to the Purchaser, to:

CMH Manufacturing, Inc.
5000 Clayton Road
Maryville, TN 37804
Attention: Rick Boyd
Facsimile: (865) 380-3782

with a copy to:

Munger, Tolles & Olson LLP
355 S. Grand Avenue
Los Angeles, CA 90071
Attention:	Mary Ann Todd
Todd Rosen
Facsimile: (213) 687-3702

(b)

if to any of the Sellers, to:

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503
Attention: General Counsel
Facsimile: (951) 977-2097

with a copy to:

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, California 92612
Attention:	Craig H. Millet
Theodore S. Kim
Facsimile: (949) 475-4651

8.4                               Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and any other ancillary agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

8.5                               Non-survival of Representations, Warranties and Covenants.  The respective representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

8.6                               Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the Purchaser and ParentCo (on behalf of the Sellers).

8.7                               Waiver.  Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the other party contained herein, or (d) waive satisfaction of any condition to its obligations hereunder.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

8.8                               Governing Law.  This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with the federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of California without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

8.9                               Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other party.

8.10                         Interpretation; Headings.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively.  Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”  All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  The Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

8.11                         Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.  If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

8.12                         Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

8.13                         No Third Party Beneficiaries.  No provision of this Agreement, express or implied, is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

CMH Manufacturing, Inc.

By:	/s/ David Jessup
Name: David Jessup
Title: President

PARENTCO:

Fleetwood Enterprises, Inc.

By:	/s/ Leonard J. McGill
Name: Leonard J. McGill
Title: SVP – Corporate Development, General Counsel & Secy.

FLEETWOOD TEXAS:

Fleetwood Homes of Texas, L.P.

By:	/s/ Leonard J. McGill
Name: Leonard J. McGill
Title: SVP, General Counsel & Secy Fleetwood General Partner of Texas Inc.,
its General Partner

SIGNATURE PAGE

TO

ASSET PURCHASE AGREEMENT